Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS SECOND QUARTER 2009 RESULTS

•	Net income was $1.43 per share, including net investment losses of $0.07 per share

•	Medical membership exceeded 34.2 million at June 30, 2009

•	Operating cash flow totaled $1.6 billion, or 1.2 times net income, for the six months ended June 30, 2009

•	Full year 2009 net income now expected to be in the range of $5.06 - $5.12 per share, including net investment losses of $0.54 per share

Indianapolis, IN – July 29, 2009 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2009 net income was $693.5 million, or $1.43 per share, including net investment losses of $0.07 per share. Net income in the second quarter of 2008 was $750.5 million, or $1.44 per share, which included net investment losses of $0.03 per share.

“We are pleased with our earnings per share results for the second quarter. We are managing diligently through these turbulent economic times and are currently taking a number of steps that will improve our future performance,” said Angela F. Braly, president and chief executive officer. “We are in the midst of the 2010 National Account selling season and are having an outstanding sales year. With our leading value proposition of broad networks and superior discounts, we already have 14 new or expansion sales for 2010 and expect another year of significant membership growth in that business.”

“We also continue to advocate responsible health care reform. We are working with policy-makers on sustainable solutions to increase access to coverage while improving both the cost and quality of health care,” added Braly.

“We are providing better customer service through faster claims payments, as evidenced by our claims inventory levels, which have declined by 39 percent from the second quarter of last year and by 24 percent since year-end 2008,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “Our subsidiaries remain very well-capitalized with statutory capital levels $5.6 billion higher than state regulatory requirements, and $2.4 billion higher than Blue Cross and Blue Shield requirements as of June 30, 2009. We now expect operating cash flow in excess of $2.9 billion for the full year of 2009 and earnings per share to be in the range of $5.06 - $5.12, including net investment losses of $0.54 per share.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.2 million members at June 30, 2009, a decrease of 1.1 million members, or 3.0 percent, from 35.3 million at June 30, 2008. The decline in membership was most significant in the Local Group business, which experienced a 734,000-member reduction from the prior year quarter, primarily due to in-group enrollment losses caused by the rise in unemployment. Enrollment in State Sponsored business declined by 300,000 members, as the Company withdrew from certain programs for which actuarially-sound reimbursement could not be obtained. Membership declines were also experienced in the Individual and Senior businesses. These enrollment declines were partially offset by growth of more than 200,000 members in the National business.

Medical membership declined by 338,000, or 1.0 percent, in the second quarter of 2009. The decline in membership occurred almost entirely in the Commercial segment, reflecting continued employer workforce reductions. The Company experienced net negative in-group change of 254,000 members in its Commercial business during the quarter. The Company continues to introduce new, more affordable products to the marketplace and expand membership retention programs through initiatives designed to minimize the impact of rising unemployment on its businesses.

Operating Revenue: Operating revenue was $15.3 billion in the second quarter of 2009, a decrease of 1.4 percent from $15.5 billion in the second quarter of 2008. The revenue decline resulted primarily from lower fully insured Commercial enrollment in 2009, partially offset by premium rate increases.

Benefit Expense Ratio: The benefit expense ratio was 82.9 percent in the second quarter of 2009, a decrease of 40 basis points from 83.3 percent in the prior year quarter. The decrease was driven by the Consumer reporting segment and included higher-than-anticipated favorable prior year reserve development. The Consumer benefit expense ratio also improved due to plan design and pricing changes in the Medicare Advantage product portfolio, and the Company’s withdrawal from certain State Sponsored programs.

These declines in the benefit expense ratio were partially offset by an increase in the ratio for Local Group business, particularly in California and Ohio, which have been among the states most impacted by the current recession. The Local Group benefit expense ratio was unfavorably impacted by business mix changes and a slight increase in health care utilization.

Premium and Cost Trends: Trends represent Local Group fully insured business.

The Company continues to project that underlying medical cost trends will be in the range of 8.0 percent, plus or minus 50 basis points, for full year 2009. Unit cost increases continue to be the primary driver of medical cost trends, however the Company has recognized a slight increase in utilization through the first six months of 2009. As a result of this observation and expectations for elevated flu-related claims this fall, the Company believes that full year medical cost trend will be closer to the higher end of the guidance range. The Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of June 30, 2009, was 45.9 days, a decline of 1.8 days from 47.7 days as of December 31, 2008, and June 30, 2008. The decrease in DCP reflected a lower Medical Claims Payable balance resulting from the reduction in claims inventories, lower fully insured enrollment and higher-than-anticipated favorable prior year reserve development. Total medical claims inventory declined by 39 percent from June 30, 2008, and by 24 percent from December 31, 2008, while fully insured membership declined by 6.2 percent and 4.8 percent, respectively. Claims reserves were reduced by an estimated $100.0 million on a year-to-date basis through June 30, 2009, due to the higher-than-expected prior year development, predominately in the Consumer reporting segment.

SG&A Expense Ratio: The SG&A expense ratio was 15.4 percent in the second quarter of 2009, an increase of 110 basis points from 14.3 percent in the second quarter of 2008. The increase was driven primarily by higher compensation costs and increased spending for technology and service initiatives.

Operating Cash Flow: Operating cash flow for the six months ended June 30, 2009, was $1.6 billion, or 1.2 times net income. Operating cash flow for the six months ended June 30, 2008, totaled $1.2 billion, or 0.9 times net income. The increase in operating cash flow was due to changes in provider advances, decreased payments for taxes and incentive compensation, and increased operating earnings in 2009, partially offset by higher spending for technology and service initiatives.

Share Repurchase Program: During the second quarter of 2009, the Company repurchased 9.8 million shares of its common stock for $437.0 million, or an average price of $44.78. During the first six months of 2009, the Company repurchased 27.4 million shares of its common stock for $1.1 billion, or an average price of $40.77. As of June 30, 2009, the Company’s remaining Board-approved share repurchase authorization was approximately $1.4 billion. The Company will continue to evaluate future share repurchase activity subject to market conditions and in connection with the sale of its NextRx subsidiaries, which is expected to close in the second half of 2009.

Investment Portfolio & Capital Position: During the second quarter of 2009, the Company recorded net investment losses of $58.3 million pre-tax, consisting of other-than-temporary impairments totaling $74.0 million, which were partially offset by net realized gains of $15.7 million.

As of June 30, 2009, the Company’s net unrealized loss position was $34.4 million, consisting of net unrealized losses on fixed maturity securities of $52.7 million, partially offset by net unrealized gains on equity securities of $18.3 million.

As of June 30, 2009, statutory capital levels in the Company’s insurance subsidiaries exceeded Blue Cross and Blue Shield Association requirements by approximately $2.4 billion and state regulatory levels by approximately $5.6 billion. Cash and investments at the parent company totaled approximately $1.4 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including the Company’s NextRx PBM operation), Federal Employee Program or “FEP” business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2009	2008	Change		2009	2008	Change
Operating Revenue
Commercial Business	$9,339.8	$9,517.1	(1.9)%		$18,707.3	$19,005.3	(1.6)%
Consumer Business	4,090.5	4,144.0	(1.3)%		8,125.9	8,244.0	(1.4)%
Other Business:
External Customers	1,835.5	1,815.9	1.1%		3,731.3	3,594.3	3.8%
Intersegment Revenue	770.0	645.0	19.4%		1,485.2	1,258.5	18.0%
Intersegment Eliminations	(770.0)	(645.0)	(19.4)%		(1,485.2)	(1,258.5)	(18.0)%

Other	1,835.5	1,815.9	1.1%		3,731.3	3,594.3	3.8%

Total Operating Revenue	15,265.8	15,477.0	(1.4)%		30,564.5	30,843.6	(0.9)%

Operating Gain
Commercial Business	$582.8	$846.5	(31.2)%		$1,485.5	$1,755.3	(15.4)%
Consumer Business	382.1	227.8	67.7%		600.8	107.6	458.4%
Other	123.8	110.0	12.5%		235.4	204.0	15.4%

Operating Margin
Commercial Business	6.2%	8.9%	(270	) bp	7.9%	9.2%	(130	) bp
Consumer Business	9.3%	5.5%	380	bp	7.4%	1.3%	610	bp

Commercial Business: Operating gain for the Commercial Business segment was $582.8 million in the second quarter of 2009, a decrease of 31.2 percent compared with $846.5 million in the second quarter of 2008. The decline resulted primarily from the reduction in Commercial fully insured enrollment and an increase in the benefit expense ratio for Local Group business, particularly in California and Ohio. Commercial enrollment declined by 593,000, or 2.1 percent, from June 30, 2008, reflecting the rise in unemployment. The recession has also unfavorably impacted the Company’s Local Group benefit expense ratio due to business mix changes and a slight increase in health care utilization. The Company is refining its product offerings, expanding membership retention programs and implementing pricing actions to favorably impact its Local Group business.

Consumer Business: Operating gain for the Consumer Business segment was $382.1 million in the second quarter of 2009, an increase of 67.7 percent compared with $227.8 million in the second quarter of 2008. The growth in earnings was driven primarily by operating improvements in the Senior business resulting from product portfolio changes and disciplined pricing. Performance in the Company’s State Sponsored operations also improved from the prior year quarter, due in part to the withdrawal from certain unprofitable state programs. The Company also recognized higher-than-anticipated favorable prior year reserve development on a year-to-date basis through June 30, 2009.

Other: Operating gain in the Other segment was $123.8 million in the second quarter of 2009, an increase of 12.5 percent compared with $110.0 million in the second quarter of 2008. The increase was driven by growth in the Company’s NextRx pharmacy benefit management operation. The Company transferred approximately one million members to its NextRx business from an outside vendor, effective January 1, 2009.

OUTLOOK

Full Year 2009 (assumes no impact from the Express Scripts transaction):

•

The Company now expects net income to be in the range of $5.06 - $5.12 per share, including net investment losses of $0.54 per share. This projection includes no investment gains or losses beyond those recorded during the six months ended June 30, 2009.

•	Year-end medical enrollment is now expected to be approximately 33.6 million members.

•	Operating revenue is now expected to total approximately $60.6 billion.

•	The benefit expense ratio is now expected to be approximately 82.9 percent.

•	The SG&A expense ratio is now expected to be approximately 15.7 percent.

•	Operating cash flow is now expected to exceed $2.9 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

4.	The Company adopted FASB Staff Position No. FAS 115-2 and FAS 124-2 (the “FSP”) on April 1, 2009. The FSP provides new guidance on the recognition and presentation of other-than-temporary impairments. Upon adoption, the Company recorded a favorable after-tax cumulative-effect adjustment of $88.9 million as of the beginning of the period to reclassify the non-credit component of previously recognized other-than-temporary impairments from retained earnings to accumulated other comprehensive income. The Company also reclassified most of its investments from long-term to current assets in connection with the adoption of this FSP.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its second quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 977146. The replay will be available from 1:45 p.m. EDT today until the end of the day on August 12, 2009. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company, with approximately 34 million members in its affiliated health plans. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these services areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross Blue Shield or Empire Blue Cross Blue Shield (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

	June 30, 2009	December 31, 2008	June 30, 2008	Change from
				December 31, 2008	June 30, 2008
Medical Membership
Customer Type
Local Group	15,916	16,632	16,650	(4.3)%	(4.4)%

National Accounts	6,904	6,720	6,732	2.7%	2.6%
BlueCard	4,812	4,736	4,782	1.6%	0.6%

Total National	11,716	11,456	11,514	2.3%	1.8%

Individual	2,191	2,272	2,344	(3.6)%	(6.5)%
Senior	1,234	1,304	1,304	(5.4)%	(5.4)%
State Sponsored	1,777	1,992	2,077	(10.8)%	(14.4)%
FEP	1,387	1,393	1,385	(0.4)%	0.1%

Total Medical Membership	34,221	35,049	35,274	(2.4)%	(3.0)%

Funding Arrangement
Self-Funded	18,479	18,520	18,499	(0.2)%	(0.1)%
Fully-Insured	15,742	16,529	16,775	(4.8)%	(6.2)%

Total Medical Membership	34,221	35,049	35,274	(2.4)%	(3.0)%

Reportable Segment
Commercial	27,821	28,304	28,414	(1.7)%	(2.1)%
Consumer	5,013	5,352	5,475	(6.3)%	(8.4)%
Other	1,387	1,393	1,385	(0.4)%	0.1%

Total Medical Membership	34,221	35,049	35,274	(2.4)%	(3.0)%

Other Membership
Behavioral Health Membership	22,998	23,568	23,410	(2.4)%	(1.8)%
Life and Disability Membership	5,437	5,477	5,553	(0.7)%	(2.1)%
Dental Membership [1]	4,331	4,560	4,665	(5.0)%	(7.2)%
Managed Dental Membership [1]	4,041	—	—	—	—
Vision Membership	2,826	2,614	2,574	8.1%	9.8%
Medicare Part D Membership	1,667	1,870	1,854	(10.9)%	(10.1)%

PBM Prescription Volume Paid (Quarterly)
Retail Scripts	58,938	60,858	59,782	(3.2)%	(1.4)%
Mail Order Scripts	6,696	6,485	6,550	3.3%	2.2%
Specialty Pharmacy Scripts	200	199	165	0.5%	21.2%

Total Scripts	65,834	67,542	66,497	(2.5)%	(1.0)%

[1]

Dental Membership and Managed Dental Membership as of June 30, 2009, includes DeCare members acquired on April 9, 2009. Managed Dental Membership includes DeCare members for which we provide administrative services only.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30		Change
(In millions, except per share data)	2009	2008
Revenues
Premiums	$14,123.3	$14,344.9	(1.5)%
Administrative fees	976.8	966.0	1.1%
Other revenue	165.7	166.1	(0.2)%

Total operating revenue	15,265.8	15,477.0	(1.4)%

Net investment income	205.7	217.6	(5.5)%
Net realized gains on investments	15.7	93.2	(83.2)%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(107.8)	(121.0)	10.9%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	33.8	—	—

Net other-than-temporary impairment losses recognized in income	(74.0)	(121.0)	38.8%

Total revenues	15,413.2	15,666.8	(1.6)%

Expenses
Benefit expense	11,712.3	11,955.6	(2.0)%
Selling, general and administrative expense
Selling expense	421.2	445.1	(5.4)%
General and administrative expense	1,922.3	1,773.5	8.4%

Total selling, general and administrative expense	2,343.5	2,218.6	5.6%
Cost of drugs	121.3	118.5	2.4%
Interest expense	117.0	116.5	0.4%
Amortization of other intangible assets	66.6	71.6	(7.0)%

Total expenses	14,360.7	14,480.8	(0.8)%

Income before income taxes	1,052.5	1,186.0	(11.3)%

Income tax expense	359.0	435.5	(17.6)%

Net income	$693.5	$750.5	(7.6)%

Net income per diluted share	$1.43	$1.44	(0.7)%

Diluted shares	486.3	522.6	(6.9)%

Benefit expense as a percentage of premiums	82.9%	83.3%	(40	) bp
Selling, general and administrative expense as a percentage of total operating revenue	15.4%	14.3%	110	bp
Income before income tax expense as a percentage of total revenues	6.8%	7.6%	(80	) bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30		Change
	2009	2008
Revenues
Premiums	$28,326.5	$28,579.3	(0.9)%
Administrative fees	1,918.3	1,935.6	(0.9)%
Other revenue	319.7	328.7	(2.7)%

Total operating revenue	30,564.5	30,843.6	(0.9)%

Net investment income	402.8	450.3	(10.5)%
Net realized (losses) gains on investments	(31.8)	124.5	NM	(1)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(412.8)	(197.9)	(108.6)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	33.8	—	—

Net other-than-temporary impairment losses recognized in income	(379.0)	(197.9)	(91.5)%

Total revenues	30,556.5	31,220.5	(2.1)%

Expenses
Benefit expense	23,300.5	24,072.1	(3.2)%
Selling, general and administrative expense
Selling expense	853.2	889.4	(4.1)%
General and administrative expense	3,855.4	3,577.8	7.8%

Total selling, general and administrative expense	4,708.6	4,467.2	5.4%
Cost of drugs	233.7	237.4	(1.6)%
Interest expense	233.1	235.5	(1.0)%
Amortization of other intangible assets	134.5	143.1	(6.0)%

Total expenses	28,610.4	29,155.3	(1.9)%

Income before income taxes	1,946.1	2,065.2	(5.8)%

Income tax expense	672.2	726.6	(7.5)%

Net income	$1,273.9	$1,338.6	(4.8)%

Net income per diluted share	$2.59	$2.50	3.6%

Diluted shares	492.2	535.1	(8.0)%

Benefit expense as a percentage of premiums	82.3%	84.2%	(190	) bp
Selling, general and administrative expense as a percentage of total operating revenue	15.4%	14.5%	90	bp
Income before income tax expense as a percentage of total revenues	6.4%	6.6%	(20	) bp
(1) “NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,724.6	$2,183.9
Investments available-for-sale, at fair value:
Fixed maturity securities	14,765.9	1,564.8
Equity securities	851.1	1,088.0
Other invested assets, current	17.1	23.6
Accrued investment income	168.8	172.8
Premium and self-funded receivables	3,457.9	3,042.9
Other receivables	515.3	597.5
Income taxes receivable	59.1	159.9
Securities lending collateral	325.2	529.0
Deferred tax assets, net	681.6	766.6
Other current assets	1,141.9	1,141.0
Current assets held for sale	1,292.9	1,193.3

Total current assets	25,001.4	12,463.3

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	238.8	11,808.4
Equity securities	29.9	30.7
Other invested assets, long-term	749.5	703.2
Property and equipment, net	1,038.2	1,016.5
Goodwill	13,308.9	13,296.2
Other intangible assets	8,612.8	8,697.6
Other noncurrent assets	364.8	387.3

Total assets	$49,344.3	$48,403.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,905.5	$6,184.7
Reserves for future policy benefits	61.3	64.5
Other policyholder liabilities	1,549.5	1,626.8

Total policy liabilities	7,516.3	7,876.0
Unearned income	1,066.9	1,080.8
Accounts payable and accrued expenses	2,754.0	2,856.5
Security trades pending payable	54.0	5.8
Securities lending payable	330.9	529.0
Short-term borrowings	100.0	98.0
Current portion of long-term debt	558.1	909.7
Other current liabilities	1,687.8	1,340.3
Current liabilities held for sale	274.3	374.4

Total current liabilities	14,342.3	15,070.5

Long-term debt, less current portion	8,513.7	7,833.9
Reserves for future policy benefits, noncurrent	659.9	664.7
Deferred tax liability, net	2,302.2	2,051.3
Other noncurrent liabilities	1,273.3	1,351.1

Total liabilities	27,091.4	26,971.5

Shareholders’ equity
Common stock	4.8	5.0
Additional paid-in capital	16,031.9	16,843.0
Retained earnings	6,639.5	5,479.4
Accumulated other comprehensive loss	(423.3)	(895.7)

Total shareholders’ equity	22,252.9	21,431.7

Total liabilities and shareholders’ equity	$49,344.3	$48,403.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(In millions)	2009	2008
Operating activities
Net income	$1,273.9	$1,338.6
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	31.8	(124.5)
Net other-than-temporary impairment losses recognized in income	379.0	197.9
Loss on disposal of assets	0.9	0.5
Deferred income taxes	18.1	26.0
Amortization, net of accretion	225.0	238.2
Depreciation expense	52.3	51.9
Share-based compensation	76.7	89.5
Excess tax benefits from share-based compensation	(1.7)	(13.6)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(376.5)	(612.9)
Other invested assets	(19.0)	6.5
Other assets	33.3	(94.9)
Policy liabilities	(367.3)	269.0
Unearned income	(14.1)	(59.8)
Accounts payable and accrued expenses	28.3	(196.2)
Other liabilities	135.2	64.2
Income taxes	93.0	(35.1)
Other, net	0.7	14.1

Net cash provided by operating activities	1,569.6	1,159.4

Investing activities
Purchases of fixed maturity securities	(4,174.6)	(4,000.4)
Proceeds from sales and maturities of fixed maturity securities	3,006.6	4,875.7
Purchases of equity securities	(160.3)	(1,049.8)
Proceeds from sales of equity securities	420.1	792.8
Purchases of other invested assets	(24.0)	(88.7)
Proceeds from sales of other invested assets	2.2	20.8
Changes in securities lending collateral	198.1	138.7
Purchases of subsidiaries, net of cash acquired	(66.3)	(106.5)
Proceeds from sales of subsidiaries, net of cash sold	—	5.0
Purchases of property and equipment	(157.9)	(156.0)
Proceeds from sales of property and equipment	0.4	11.3
Other, net	(3.2)	—

Net cash (used in) provided by investing activities	(958.9)	442.9

Financing activities
Net (repayment of) proceeds from commercial paper borrowings	(249.4)	196.2
Net proceeds from short-term borrowings	2.0	0.0
Proceeds from long-term borrowings	990.3	525.0
Repayment of long-term borrowings	(393.2)	(5.9)
Changes in securities lending payable	(198.1)	(138.7)
Changes in bank overdrafts	(149.6)	104.5
Repurchase and retirement of common stock	(1,118.2)	(2,875.2)
Proceeds from exercise of employee stock options and employee stock purchase plan	43.3	84.1
Excess tax benefits from share-based compensation	1.7	13.6

Net cash used in financing activities	(1,071.2)	(2,096.4)

Effects of foreign currency exchange rate changes on cash and cash equivalents	1.2	—

Change in cash and cash equivalents	(459.3)	(494.1)
Cash and cash equivalents at beginning of period	2,183.9	2,767.9

Cash and cash equivalents at end of period	$1,724.6	$2,273.8

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
(In millions)	2009	2008	2008	2007	2006
	(Unaudited)
Gross medical claims payable, beginning of period	$6,184.7	$5,788.0	$5,788.0	$5,290.3	$4,853.4
Ceded medical claims payable, beginning of period	(60.3)	(60.7)	(60.7)	(51.0)	(27.7)

Net medical claims payable, beginning of period	6,124.4	5,727.3	5,727.3	5,239.3	4,825.7

Business combinations and purchase adjustments	2.8	—	—	15.2	(6.4)

Net incurred medical claims:
Current year	23,980.0	24,308.4	47,940.9	46,366.2	42,613.2
Prior years (redundancies) [1]	(719.7)	(269.6)	(263.2)	(332.7)	(617.7)

Total net incurred medical claims	23,260.3	24,038.8	47,677.7	46,033.5	41,995.5

Net payments attributable to:
Current year medical claims	18,760.1	18,689.5	42,020.7	40,765.7	37,486.0
Prior years medical claims	4,778.6	4,865.4	5,259.9	4,795.0	4,089.5

Total net payments	23,538.7	23,554.9	47,280.6	45,560.7	41,575.5

Net medical claims payable, end of period	5,848.8	6,211.2	6,124.4	5,727.3	5,239.3
Ceded medical claims, end of period	56.7	59.1	60.3	60.7	51.0

Gross medical claims payable, end of period	$5,905.5	$6,270.3	$6,184.7	$5,788.0	$5,290.3

Current year medical claims paid as a percent of current year net incurred medical claims	78.2%	76.9%	87.7%	87.9%	88.0%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	13.3%	4.9%	4.8%	6.8%	14.7%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported	1.5%	0.6%	0.6%	0.8%	1.9	% [2]

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions	1.5%	0.6%	0.6%	0.8%	1.6	% [2]

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]

The reported 2006 ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by having no net incurred medical claims for WellChoice, Inc. (“WC”) in 2005, as WC was acquired on December 31, 2005. The Company has provided an adjusted ratio in order to demonstrate this impact, which is calculated assuming WC had been owned for the entire year ended December 31, 2005. Under this assumption, net incurred medical claims for the year ended December 31, 2005, would have been an estimated $37,676.0 million, rather than the reported $32,865.6 million.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission, or SEC, made by us; increased government participation in or regulation of health benefits, managed care and PBM operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part C and Medicare Part D Prescription Drug benefits programs, including those related to CMS sanctions, potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process correct information, uncollectability of premium from members, increased medical or pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; decreased revenues following the Express Scripts transaction; increased operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, that may be greater than expected following the Express Scripts transaction; our ability to consummate or realize the ultimate expected value of the Express Scripts transaction; the failure to receive regulatory approvals required for the Express Scripts transaction on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the accounting and tax treatments of the Express Scripts transaction and the value of the Express Scripts transaction consideration; funding risks with respect to revenue received from participation in Medicare and Medicaid programs; non-compliance with the complex regulations imposed on Medicare and Medicaid programs; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, that may negatively affect our investment portfolios and liquidity needs; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.